 As Filed with the Securities and Exchange Commission on February 29, 2000

                                                 Registration No. 333-95097
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                        MERCURY INTERACTIVE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                ---------------

                  Delaware                                       77-0224776
       (State or other jurisdiction of                        (I.R.S. Employer
         incorporation organization)                       Identification Number)

                              1325 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 822-5200

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                  AMNON LANDAN
          Chairman of the Board, President and Chief Executive Officer
                              1325 Borregas Avenue
                          Sunnyvale, California 94089
                                 (408) 822-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                              SUSAN J. SKAER, ESQ.
                         GENERAL COUNSEL ASSOCIATES LLP
                              1891 Landings Drive
                        Mountain View, California 94043
                                 (650) 428-3900

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        Title of                       Proposed maximum   Proposed maximum     Amount of
     securities to       Amount to be offering price per aggregate offering registration fee
     be registered        registered      share (1)          price (1)            (2)
--------------------------------------------------------------------------------------------
Common stock, $.002 par
 value.................    387,892         $93.625          $36,316,389        $9,587.53

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculation of the registration fee.
(2) Computed pursuant to Rule 457(c) based upon the average high and low sales prices reported on the Nasdaq National Market for January 14, 2000. The registration fee was previously paid with this Registration Statement.

                                ---------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

        Preliminary, Subject to Completion, Dated February 29, 2000

PROSPECTUS

                                 387,892 Shares

                        MERCURY INTERACTIVE CORPORATION

                                  ----------

                                  Common Stock

                                  ----------

  This prospectus relates to the public offering, which is not being underwritten, of 387,892 shares of our common stock which is held by some of our current shareholders.

  The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

  Our common stock is quoted on the Nasdaq National Market under the symbol "MERQ." On February 25, 2000, the average of the high and low price for the common stock was $91.21875.

  Investing in our common stock involves risks. See the section entitled "Risk Factors" beginning on page 3 of this prospectus for certain risks and uncertainties that you should consider.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

            The date of this prospectus is February [  ], 2000.

                               TABLE OF CONTENTS

                                                                            PAGE
Where You Can Find More Information........................................   1
The Company................................................................   2
Risk Factors...............................................................   3
Plan of Distribution.......................................................   8
Selling Shareholders.......................................................  10
Legal Matters..............................................................  12
Experts....................................................................  12

   No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by Mercury or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 31, 1999, including certain information in Mercury's Definitive Proxy Statement in connection with Mercury's 1999 Annual Meeting of Shareholders;

     (b) Mercury's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 filed May 17, 1999;

     (c) Mercury's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 filed August 16, 1999;

     (d) Mercury's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 filed November 15, 1999;

     (e) Mercury's Current Report on Form 8-K filed January 19, 2000;

     (f) The description of Mercury Interactive Common Stock contained in its registration statement on Form 8-A filed September 9, 1993, including any amendments or reports filed for the purpose of updating such descriptions; and

     (g) The description of Mercury's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on July 8, 1996, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Director of Investor Relations

     Mercury Interactive Corporation

     1325 Borregas Avenue

     Sunnyvale, CA 94089

     408-822-5200

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

   Mercury's principal executive offices are located at 1325 Borregas Avenue, Sunnyvale, California 94089 and its telephone number at that address is (408) 822-5200.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus, including our financial statements and the related notes.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

   Mercury's business will suffer if it does not successfully respond rapidly to technological changes. The market for our software products is characterized by:

  .  rapidly changing technology;

  .  frequent introduction of new products by our competitors;

  .  changes in customer requirements; and

  .  changes in industry standards and practices.

   We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing automated software quality testing and application performance management products and to develop new products and services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we don't properly identify the feature preferences of prospective customers, or if we fail to deliver product features which meet the standards of these customers, our ability to market our service successfully and to increase our revenues could be impaired. The development of proprietary technology and necessary product and service enhancements entail significant technical and business risks and require substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also not be able to use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we cannot, for technical, legal, financial or other reasons, adapt or respond in a cost-effective and timely manner to changing market conditions or customer requirements, our business and operating results would suffer.

   You should expect that our operating results may fluctuate in future periods. Mercury may experience significant fluctuations in future quarterly operating results. A number of factors, many of which are outside of our control, are likely to cause fluctuations in operating results:

  .  the demand for our products;

  .  our success in developing new products;

  .  delays in our introduction of new products or product enhancements;

  .  software bugs or other product quality problems;

  .  the pricing policies of our competitors;

  .  new product introductions by our competitors;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business;

  . customer order deferrals in anticipation of new products or product enhancements; and

  . reduction in demand for automated software testing or application performance management products.




   Mercury believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

   We expect increasing competition in the future. Mercury expects to face increasing competition in the automated software testing and application performance management markets. The Internet has substantially changed the competitive landscape by lowering barriers to entry and making it easier for smaller companies to compete in the testing and application performance management areas. We may not be able to respond quickly enough to competitive product offerings to be able to compete successfully in the future.

   We depend on our distribution channels for a substantial portion of our revenue. We derive a substantial portion of our revenues from sales of our products through alternate distribution channels such as referral partners, system integrators, and value-added resellers. Mercury expects that sales of its products through these distribution channels will continue to account for a substantial portion of our revenues for the foreseeable future. Our dependence on such partners is subject to a number of risks:

  . Each of Mercury's system integrators and value added resellers can cease marketing Mercury's products with limited notice and with little or no penalty;

  . Mercury's current system integrators and value added resellers may not be able to effectively sell our new products or product applications;

  . Mercury may not be able to recruit additional or replacement system integrators and value added resellers if we lose any of our current partners;

  . Mercury's system integrators and value added resellers also offer competitive products manufactured by third parties; or

  . Mercury's system integrators and value added resellers may not give priority to the marketing of Mercury's products as compared to our competitors' products.

   The loss of one or more of our major system integrators and value added resellers or any reduction or delay in sales of Mercury products by our system integrators and value added resellers could result in revenue shortfalls in future periods.

   We are dependent on our international operations for a substantial portion of its revenues. Sales to customers located outside the United States have historically accounted for a significant percentage of revenue and Mercury anticipates that such sales will continue to be a significant percentage of Mercury's total revenue. The risks of doing business internationally, include:

  .  unexpected changes in regulatory requirements and tariffs;

  .  export restrictions;

  .  political and economic instability;

  .  difficulties in staffing and managing foreign operations;

  .  reduced protection for intellectual property rights in some countries;

  .  longer payment cycles;

  .  problems in collecting accounts receivable;

  .  potentially adverse tax consequences;

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

  . fluctuations in currency exchange rates may make Mercury products more expensive to international customers; and

   Any of these risks could harm our international operations and cause lower international sales. For example, some European countries already have laws and regulations related to technologies used on the Internet that are more strict than those currently in force in the United States. Any or all of these factors could cause our business and prospects to suffer.

   Our financial results may be negatively impacted by foreign currency fluctuations. Since certain of Mercury's sales are made in currencies other than the U.S. Dollar and our financial results are reported in U.S. Dollars, fluctuations in the rates of exchange between the U.S. Dollar and other currencies may effect Mercury's results of operations, including:

  . an increase in the value of a particular currency relative to the U.S. Dollar will increase the U.S. Dollar reporting value for transactions in such currency;

  . a decrease in the value of such currency relative to the U.S. Dollar will decrease the U.S. Dollar reporting value for transactions in such currency; and

  . Mercury incurs expenses in Pacific Rim and European currencies, primarily for employee salaries and marketing and sales expenses, as a result, an increase in the value of Pacific Rim and European currencies in comparison to the U.S. Dollar could increase sales and marketing costs.

   As Mercury continues to expand its international operations, Mercury expects to see an increase in exposures related to non-dollar denominated sales. We attempt to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. This requires us to estimate the volume of transactions in various currencies. We may not be successful in making these estimates. If these estimates are overstated or understated during periods of currency volatility, Mercury could experience material currency gains or losses.

   We may have difficulty managing our growth. Since 1991, Mercury has experienced significant annual increases in revenue. This growth has placed and, if it continues, will place a significant strain on Mercury's management, resources and operations. To accommodate its growth, Mercury is implementing a variety of new or expanded business and financial systems, procedures and controls, including the improvement of our accounting, and customer support systems. The implementation of these systems, procedures and controls may not be completed successfully, or may disrupt Mercury's operations. Any failure by us to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. We must hire, train and manage substantial numbers of new employees. The market has become increasingly competitive both in the United States and internationally and may require Mercury to pay higher salaries. Our management may not be able to hire, train, retain, motivate and manage required personnel. If we cannot manage growth effectively, our business and operating results could suffer.

   We depend on our senior key personnel. We depend on the continued services and performance of our senior management and other key personnel. We do not have long term employment agreements with any of our key personnel. The loss of any of our executive officers or other key employees could hurt our business.

   Our stock price is highly volatile. The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended February 28, 2000 (as adjusted for the 2-for-1 split of our common stock on February 11, 2000), the reported closing prices of our common stock were as high as $96.00 and as low as $10.50 per share. Mercury's stock price has increased substantially in the last two years but has remained volatile. Mercury's stock price is subject to wide fluctuations in response to a variety of factors that could make the price fall including:

  .  quarterly variations in operating results;

  .  announcements of technological innovations;

  .  announcements of new software or services by Mercury or its competitors;

  .  changes in financial estimates by securities analysts; or

  . news reports related to trends in the software or Internet software market.

   In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of software or Internet software companies could depress Mercury's stock price regardless of its operating results.

   Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of Mercury's shareholders brought such a lawsuit against Mercury, it could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of Mercury's management.

   Acquisitions Mercury has made and may make in the future could disrupt its business or not be successful and harm its financial condition. Mercury has in the past, and intends in the future, to acquire or make investments in other complementary companies, products and technologies. Mercury recently acquired Conduct Ltd. In the event of any future acquisitions or investments, Mercury could:

  . issue stock that would dilute the ownership of its then existing shareholders;

  .  incur debt;

  .  assume liabilities;

  . incur amortization expense related to goodwill and other intangible assets; or

  .  incur large and immediate write-offs.

   These acquisitions and investments also involve numerous risks, including:

  . problems integrating the operations, technologies or products purchased with those Mercury already has;

  .  unanticipated costs and liabilities;

  .  diversion of management's attention from Mercury's core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which Mercury has no or limited prior experience; and

  . potential loss of key employees, particularly those of the acquired organizations.

   If we fail to adequately protect our proprietary rights our competitive
position would be harmed.   Mercury relies on a combination of patents,
copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in its products and services. However, Mercury will not be able to protect its intellectual property if it is unable to enforce its rights or if it does not detect unauthorized use of its intellectual property.

   Mercury holds five patents for elements contained in certain of its products, and we have filed several other U.S. patent applications on various elements of its products. We cannot assure you that Mercury's patent applications will result in issued patents or that, if issued, the patents would be upheld if challenged.

   Mercury has applied for trademarks and service marks on certain terms and symbols that it believes are important for its business. Mercury also has one registered copyright. In addition, we generally enter into confidentiality or license agreements with our employees and consultants and with our customers and corporations with whom we have strategic relationships, and we attempt to maintain control over access to and distribution of our software documentation and other proprietary information. However, the steps we have taken to protect our technology or intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to Mercury's. Moreover, in other countries where we do business, there may not be effective legal protection of patents and other proprietary rights that we believe are important to our business.

   Mercury's commercial success will also depend in part on not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in its products. It is uncertain whether any third party patents will require Mercury to develop alternative technology or to alter its products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, they may be very costly or Mercury may not be able to obtain such licenses at all. Mercury's failure to obtain a license to any technology that it may require to commercialize its products and services could cause its business and prospects to suffer.

   In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm our business.

   Mercury's products may contain product errors which could subject Mercury to product liability claims. Mercury's products may contain undetected errors or failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. In selling its products, Mercury frequently relies on "shrink wrap" licenses that are not signed by licensees, the provisions in such licenses limiting Mercury's exposure to potential product liability claims may therefore be unenforceable under the laws of certain jurisdictions. Mercury currently carries errors and omissions insurance against such claims, however, we cannot assure you that such insurance will continue to be available on acceptable terms, if at all, or that such insurance will provide Mercury with adequate protection against product liability or other claims. In the event of a products liability claim, Mercury may be found liable and required to pay damages which could materially affect Mercury's financial condition.

   Operations in Israel may be affected by volatile economic, political and military conditions. Mercury's research and development operations are primarily located in Israel and may be affected by economic, political and military conditions in that country. Mercury's business is also dependent on trading relationships between Israel and other countries. Accordingly, Mercury's operations could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners were interrupted or curtailed. This risk is heightened due to the restrictions on Mercury's ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel as described in the risk factor below. Additionally, Mercury participates in special Israeli government programs that provide significant tax advantages. The loss of or any material decrease in these tax benefits could negatively affect our financial results.

   Mercury is subject to restrictions imposed by grants from the government of Israel. Since its inception, Mercury has obtained royalty-bearing grants from various Israeli government agencies. Mercury received and recognized $1.6 million in such grants in 1998; however, it has not applied nor does it currently anticipate applying for future grants. Mercury believes these grants are no longer needed to subsidize Mercury's research and development projects. The terms of certain grants prohibit the manufacture of products developed under these grants outside of Israel and the transfer of technology developed pursuant to the terms of these grants to any person, without the prior written consent of the government of Israel. As a result, if Mercury is unable to obtain the consent of the government of Israel, Mercury may not be able to take advantage of strategic manufacturing and other opportunities outside of Israel.

                              PLAN OF DISTRIBUTION

   Mercury is registering all 387,892 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Conduct, Ltd. Conduct Ltd. is now our wholly-owned subsidiary. Mercury will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the Selling Shareholders) may sell the shares from time to time. The Selling Shareholders will act independently of Mercury in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

  . an exchange distribution in accordance with the rules of such exchange,

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

  . in privately negotiated transactions.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

   The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Mercury that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Mercury will make copies of this prospectus available to the Selling Shareholders and has informed the of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

   Mercury will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such Selling Shareholder and of the participating broker-dealer(s),

  . the number of shares involved,

  . the price at which such shares were sold,

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  . other facts material to the transaction.

   Mercury will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

   The table below lists the selling shareholders, the number of shares of Mercury common stock which each owned prior to the offering, the number of shares of Mercury common stock subject to sale pursuant to this prospectus, and the number of the shares of Mercury common stock which each would own assuming that such number of shares were offered and assuming the sale of all such shares permitted to be sold.

                                  Shares       Shares to be       Shares
                            Beneficially Owned Sold in the  Beneficially Owned
 Selling Shareholders (1)   Prior to Offering    Offering   After the Offering
 ------------------------   ------------------ ------------ ------------------
Isaac Appelbaum............          584             584             0
 837 Longridge Road
 Oakland, CA 94610
Sharon Azulai..............       25,840          25,840             0
 1035 Aster Avenue #2198
 Sunnyvale, CA 94086
David Barzilai.............       25,840          25,840             0
 923 Kintyre Way
 Sunnyvale, CA 94087
David J. Blumberg..........        3,640           3,640             0
 580 Howard Street #401
 San Francisco, CA 94105-
 3002
Cassin 1997 Charitable
 Trust.....................        5,822           5,822             0
 UTA dated 1/28/97
 Brendan Joseph Cassin,
 Trustee
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
The Cassin Foundation......        4,658           4,658             0
 Attn: Brendan Joseph
 Cassin
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
Donald L. Lucas............       15,009          15,009             0
 SUCCTTEE, Donald L. Lucas
 Profit
 Sharing Trust DTD 1-1-84
 3000 Sand Hill Road
 Suite 3-210
 Menlo Park, CA 94025
Forval Creative, Inc.......       58,697          58,697             0
  5-52-2 Jingumae
 Shibuya-ku
 Tokyo 150-0001
 Japan
Investec Clali Trust
 Company Ltd...............          236             236             0
 C/o Iris Shlevin
 29 Yavne Street
 Tel Aviv, Israel

                                   Shares       Shares to be       Shares
                             Beneficially Owned Sold in the  Beneficially Owned
 Selling Shareholders (1)    Prior to Offering    Offering   After the Offering
 ------------------------    ------------------ ------------ ------------------
Ran Levy...................        26,986          26,986             0
 Palmah Street 8
 Herzliya 46793
 Israel
RWI Group II, L.P..........        27,819          27,819             0
 c/o Mr. Donald A. Lucas
 720 University Avenue
 # 103
 Palo Alto, CA 94301
Sand Hill Financial
 Company...................        11,646          11,646             0
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Santa Clara University.....         2,329           2,329             0
 c/o Paul Locatelli, S.J.
 President
 500 El Camino Real
 Santa Clara, CA 95053
Susan J. Skaer Esq. (FBO
 Sharon Azulai)............        13,140          13,140             0
 c/o General Counsel
 Associates LLP
 1891 Landings Drive
 Mountain View, CA 94043
Susan J. Skaer Esq. (FBO
 David Barzilai)...........        13,140          13,140             0
 c/o General Counsel
 Associates LLP
 1891 Landings Drive
 Mountain View, CA 94043
Tida Shamir................         1,322           1,322             0
 3A Jabotinsky Street
 Diamond Tower, 25th Floor
 Ramat-Gan 52520
 Israel
St. Francis Growth Fund....         1,164           1,164             0
 c/o Kevin Makley
 1885 Miramonte Avenue
 Mountain View, CA 94040
Saint Mary's College of
 California................         1,164           1,164             0
 c/o Mr. William McCleod
 P.O. Box 3554
 Moraga, CA 94575
Silicon Valley Bancshares..         1,958           1,958             0
 Attn: Pete Lopez
 Silicon Valley Bank
 3003 Tasman Drive
 Santa Clara, CA 95054

                                   Shares       Shares to be       Shares
                             Beneficially Owned Sold in the  Beneficially Owned
 Selling Shareholders (1)    Prior to Offering    Offering   After the Offering
 ------------------------    ------------------ ------------ ------------------
Gil Sudai..................         1,772           1,772             0
 347 Fern Street
 San Francisco, CA 94109
Telos Venture Partners
 L.P.......................       106,778         106,778             0
 c/o Mr. Bruce Bourbon
 2350 Mission College Blvd.
 Suite 1070
 Santa Clara, CA 95054
Teton Capital Company......        31,443          31,443             0
 c/o Mr. Donald L. Lucas
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Roy Twersky................         2,817           2,817             0
 1040 Dolores Street
 Apt. 202
 San Francisco, CA 94110
Unicycle Trading Company...         2,924           2,924             0
 c/o Michael Chasalow
 2938 Wicklow Road
 Los Angeles, CA 90064
Bert L. Zaccaria...........         1,164           1,164             0
 3000 Sand Hill Road
 # 3-210
 Menlo Park, CA 94025
Totals.....................       387,892         387,892             0

--------
(1) The selling shareholders each own less than 1% of the outstanding shares of common stock of Mercury. The selling shareholders are former shareholders of Conduct, Ltd.

                                 LEGAL MATTERS

   Counsel for Mercury, General Counsel Associates LLP, 1891 Landings Drive, Mountain View, California 94043, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Mercury Interactive Corporation for the year ended December 31, 1998 and the audited historical financial statements included in Mercury Interactive Corporation's Current Report on Form 8-K dated January 19, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                        MERCURY INTERACTIVE CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution.*

   The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and National Association of Securities Dealers fees are estimates.

   Registration fee--Securities and Exchange Commission............. $ 9,587.53
   National Association of Securities Dealers fees..................   8,160.00
   Accounting fees..................................................  10,000.00
   Legal fees.......................................................  10,000.00
   Miscellaneous....................................................   3,000.00
                                                                     ----------
     Total.......................................................... $40,747.53

--------
* Represents expenses relating to the distribution by the selling shareholders pursuant to the prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by Mercury on behalf of the selling shareholders.

Item 15 Indemnification of Directors and Officers.

   As permitted by the Delaware General Corporation Law, Mercury has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of Mercury provide that Mercury is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and Mercury is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Mercury has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require Mercury, among other things, to idemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Mercury believes that its charter provisions and indemnification agreements are necessary to attract and retan qualified persons as directors and officers. Mercury understands that the staff of the Securities and Exchange Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

Item 16 Exhibits.

  Exhibit
  Number
  -------
  4.1(/1/) Certificate of Amendment of Restated Certificate of Incorporation of
           Registrant
  5.1(/1/) Opinion of General Counsel Associates LLP
 23.1      Consent of Independent Accountants
 23.2(/1/) Consent of General Counsel Associates LLP (Included in Exhibit 5.1)
 24.1(/1/) Power of Attorney (contained on Page II-3)

--------

(1) Previously filed with the Registration Statement on Form S-3 (No. 333-
    95097).

Item 17 Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mercury Interactive Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 29, 2000.

                                          Mercury Interactive Corporation

                                                           *
                                          By: _________________________________
                                                    Sharlene Abrams,
                                              Vice President of Finance and
                                                     Administration,
                                               Chief Financial Officer and
                                                        Secretary

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             SIGNATURES                             TITLE                       DATE
             ----------                             -----                       ----
                 *                   President, Chief Executive Officer   February 29, 2000
____________________________________ and Chairman of the Board of
           (Amnon Landan)            Directors (Principal Executive
                                     Officer)
                 *                   Vice President of Finance and        February 29, 2000
____________________________________ Administration and Chief Financial
         (Sharlene Abrams)           Officer (Principal Financial and
                                     Accounting Officer) and Secretary
                 *                   Director                             February 29, 2000
____________________________________
           (Igal Kohavi)
                 *                   Director                             February 29, 2000
____________________________________
           (Yair Shamir)
                 *                   Director                             February 29, 2000
____________________________________
           (Giora Yaron)

        /s/ Susan J. Skaer
*By: _________________________________
            Susan J. Skaer
           Attorney-in-Fact

                        MERCURY INTERACTIVE CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                             February 29, 2000

                               INDEX TO EXHIBITS

 Exhibit
 Number
 -------
 23.1    Consent of Independent Accountants.